                             ARTICLES OF AMENDMENT
                                       TO
                           ARTICLES OF INCORPORATION
                                       OF
                    COMMUNICATIONS WORLD INTERNATIONAL, INC.


     Pursuant to the provisions of the Colorado Business Corporation Act, the undersigned Corporation adopts the following Articles of Amendment to its Articles of Incorporation:

          FIRST: The name of the Corporation is Communications World International, Inc.

          SECOND: Article Four is amended by the establishment of a series of preferred stock consisting of 83,500 shares designated as the "Series G Preferred Stock," which Series G Preferred Stock shall have the rights and preferences set forth in the Statement of Designation appended hereto as Exhibit A.

          THIRD: The manner in which any exchange, reclassification, or cancellation of issued shares, or provisions for implementing the Amendment if not contained in the Amendment itself is as follows: None.

          FOURTH: Date of adoption of the Amendment by the Board of Directors of the Corporation is September 20, 1996.

          FIFTH: The Amendment was adopted by the Board of Directors of the Corporation. Shareholder action was not required pursuant to Section 7-106-102 of the Colorado Business Corporation Act.

          IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to the Articles of Incorporation to be executed this 14th day of October, 1996.

                       COMMUNICATIONS WORLD INTERNATIONAL, INC.


                       By:  _______________________________
                            Scott E. Harris, Vice President
                                    Secretary and Treasurer
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                                   EXHIBIT A

                        STATEMENT OF DESIGNATION OF THE
                          SERIES G PREFERRED STOCK OF
                   COMMUNICATIONS WORLD INTERNATIONAL, INC.

     1.  Designations.  83,500 authorized shares of Preferred Stock, par value
         ------------
$1.00 per share, having a liquidation preference of $1.00 per share, of Communications World International, Inc. (the "Corporation"), shall be designated as the "Series G Preferred Stock" (the "Preferred Stock").

     2.  Rank.  The Preferred Stock shall be senior in right to all common
         ----
shares of stock of the Corporation.

     3.  Dividends.  The holders of shares of the Preferred Stock (the
         ---------
"Holders") shall be entitled to receive, when and as declared by the Board of Directors of the Corporation and out of the assets of the Corporation legally available therefor, cumulative dividends at the rate of $.08 per share per annum, and no more, from the date of issuance of such shares until such shares are converted hereunder. The dividend shall be payable annually on the first day of April commencing on April 1, 1997. Each such payment shall be made on the payment date with respect to the year then ending. In computing the amount of dividends accrued in respect of a fraction of a year, such amount shall be prorated on the basis of a 365-day year. Dividends on the Preferred Stock shall be paid before any dividends or distributions shall be paid upon the Common Stock and before any repurchase, redemption, retirement or other acquisition for valuable consideration of any shares of Common Stock shall be effected, so that if in any annual dividend period all dividends at the rate fixed above which have been accrued from the date of issuance of any shares of the Preferred Stock shall not have been paid, or declared and set apart for payment, the deficiency shall be fully paid or set apart for payment before any dividends or distributions shall be paid upon, or set apart for, or any repurchase, redemption, retirement or other acquisition for valuable consideration is effected of, the Common Stock.

     4.  Liquidation.
         -----------

         4.1  Preference on Liquidation.  The Preferred Stock shall be preferred
              -------------------------
with respect to both earnings and assets of the Corporation. In the event of the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the Holders shall be entitled, before any payment or distribution of the assets of the Corporation shall be made or set apart to the holders of Common Stock to receive from the net assets of the Corporation available for distribution to shareholders $1.00 per share in cash for such shares (as adjusted as set forth in Section 4.2), together with any accrued and unpaid dividends and any other amounts which may be payable with respect to such shares pursuant to Section 3 hereof to the date of final distribution to the Holders. Thereafter, the Holders shall not be entitled to participate on an equal basis with the holders of shares of the Common Stock in the assets of the Corporation. Neither the consolidation or merger of the Corporation with or into any other corporation, nor


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the merger or consolidation of any other corporation into or with the
Corporation; nor the sale, lease, exchange or conveyance of all or any part of the assets of the Corporation, shall be deemed to be a dissolution, liquidation or winding-up of the Corporation for the purposes of this Section 4.

         4.2  Liquidation Price.  The Liquidation Price of $1.00 per share shall
              -----------------
be proportionately adjusted upon the occurrence of any stock split, reverse stock split or other similar event which affects the Preferred Stock. As an example, if the Corporation were to declare a two-for-one stock split of the Preferred Stock, then the number of Shares of Preferred Stock would be doubled and the Liquidation Price per share would be reduced by 50 percent.

     5.  Voting.  Except as may be specifically required by the provisions of
         ------
the Colorado Business Corporation Act, the Holders shall have no right to vote on any matter.

     6.  Conversion.
         ----------

         6.1  By the Holders.  Subject to the terms and conditions of this
              --------------
Section 6, the Holders shall have the option, at any time and from time to time until October 15, 1999, to convert their Preferred Stock into Common Stock. In order to exercise such conversion privilege, any such Holder shall provide to the Corporation at its principal offices advance written notice that such Holder elects to convert his shares in accordance with the provisions of this Section 6 (the "Conversion Notice") and shall surrender to the Corporation the certificates for the shares of the Preferred Stock to be converted. The Conversion Notice must be received by the Corporation not less than 5 days prior to the intended conversion date. In the event that such Holder elects to convert only a portion of the number of shares of the Preferred Stock converted by a certificate surrendered for conversion, the Corporation shall issue and deliver to such Holder, a certificate or certificates for the number of full shares of the Preferred Stock not converted.

         6.2  Conversion Price; Conversion Ratio.  If converted, the Conversion
              ----------------------------------
Price will be $1.625. In the event of conversion, each share of Preferred Stock shall be converted into a number of shares of Common Stock determined by dividing 1 by the Conversion Price (the "Conversion Ratio:). The Conversion Price and Conversion Ratio shall be proportionately adjusted upon the occurrence of any stock split, reverse stock split, or other similar event which affects the Common Stock or Preferred Stock.

         6.3  Issuance of Certificates; Time Conversion Effected.  Upon the
              --------------------------------------------------
occurrence of events specified in this Section 6, the Corporation shall issue and deliver to such Holder, a certificate or certificates for the number of full shares of Common Stock issuable upon the conversion of the shares surrendered therefor. To the extent permitted by law, such conversion shall be deemed to have been effected as of the close of business on the date on which such certificates shall have been issued, and at such time the rights of such Holder as to such shares surrendered shall cease and the Holder upon such conversion shall be deemed to have become the holder of record of the shares of Common Stock represented thereby.

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

         6.4  Fractional Shares; Accrued Interest; Partial Conversion.  No
              -------------------------------------------------------
fractional shares shall be issued upon conversion of any of the Preferred Stock (taking into account together all shares of the Preferred Stock of any Holder being so converted at such time). At the time of each conversion of any shares of the Preferred Stock, all accrued and unpaid dividends on the shares surrendered for conversion to the date upon which the conversion is deemed to take place as provided in Section 6.3 hereof shall be paid in shares of Preferred Stock, which shares shall immediately thereafter be converted into shares of Common Stock. If any fractional interest in a share of Common Stock would, except for the provisions of the first sentence of this Section 6.4, be deliverable upon the conversion of the Preferred Stock, the Corporation shall at its option deliver (a) full share therefor in lieu of such fractional share, at no cost to the Holder thereof, or (b) pay to the Holder, the value thereof in cash.

         6.5  No Conversion Without Sufficient Authorized, Unissued Shares.
              ------------------------------------------------------------
Notwithstanding the foregoing, no conversion of Preferred Stock into Common Stock shall take effect unless and until the Corporation has amended its Articles of Incorporation or other action has occurred such that there are a sufficient number of shares of authorized and unissued shares of Common Stock for the conversion of all outstanding shares of Preferred Stock.

     7.  Redemption.
         ----------

         7.1  Redemption Price.  The Corporation has the right, at its sole
              ----------------
option, at any time and from time to time to redeem any or all shares of the Preferred Stock at the time outstanding at $1.00 per share (the "Redemption Price"), plus all accumulated and unpaid dividends thereon to the date fixed for redemption. Notice of the election to redeem any Preferred Stock pursuant to this Section 7.1, shall be given by the Corporation by mailing a copy of such notice, postage prepaid, not less than 30 nor more than 90 days prior to the date designated therein as the date for such redemption, to the holders of record of the Preferred Stock to be redeemed, addressed to them at their respective addresses appearing on the books of the Corporation.

         7.2  Partial Redemption.  In the case of the redemption of a part only
              ------------------
of the Preferred Stock pursuant to Section 7.1, the shares shall be redeemed on a pro rata basis. The Board of Directors shall have full power and authority, subject to the limitations and provisions herein contained, to prescribe the manner in which, and the terms and conditions upon which the Preferred Stock shall be redeemable. On and after the date specified in such notice, each Holder of the Preferred Stock called for redemption as described above, upon presentation and surrender at the place designated in the notice, of the certificate or certificates for such Preferred Stock held by him, properly endorsed in blank for transfer or accompanied by proper instruments of assignment in blank if required by the Corporation and bearing all necessary stock tax stamps thereto affixed and cancelled, shall be entitled to receive therefor the Redemption Price thereof. All Preferred Stock at any time redeemed or purchased shall be cancelled and shall not be reissued.

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

         7.3  Rights After Redemption.  From and after the date of redemption
              -----------------------
(unless default shall be made by the Corporation in providing monies for the payment of the Redemption Price) all dividends upon the Preferred Stock so called for redemption shall cease to accrue and, from and after said date (unless default shall be made by the Corporation as set forth above), all rights of the Holders so called for redemption as shareholders of the Corporation with respect to the shares, shall cease and terminate. If the Corporation shall default in payment of the Redemption Price, then the Holders shall continue to be entitled to receive dividends and otherwise be entitled to the rights and preferences of the Preferred Stock until payment of the Redemption Price is made by the Corporation.

         7.4  Adjustment to Redemption Price.  The Redemption Price of $1.00 per
              ------------------------------
share shall be proportionately adjusted upon the occurrence of any stock split, reverse stock split, or other similar event which affects the Preferred Stock. As an example, if the Corporation were to declare a two-for-one stock split of the Preferred Stock, the number of shares of Preferred Stock would be doubled and the Redemption Price per share would be reduced by 50 percent.

     8.  Identical Rights.  Each share of the Preferred Stock shall have the
         ----------------
same relative rights and preferences as, and shall be identical in all respects with, all other shares of the Preferred Stock.

     9.  Certificates.  So long as any shares of the Preferred Stock are
         ------------
outstanding, there shall be set forth on the face or back of each stock certificate issued by the Corporation a statement that the Corporation shall furnish, without charge, to each shareholder who so requests, the powers, preferences and rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences or such rights.

     IN WITNESS WHEREOF, the Corporation has caused this Statement to be signed by its Vice President, Treasurer and Secretary, on this 14th day of October, 1996.

                       Communications World International, Inc.


                       By:_____________________________________
                          Scott E. Harris, Vice President,
                               Treasurer and Secretary

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